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                                                                       Exhibit 8



George N. Corey
Direct Dial (614) 464-6298
Facsimile   (614) 719-4673
E-mail - gncorey@vssp.com



                              ______________, 2002



Independent Community Banc Corp.
Board of Directors
16 Executive Drive
Norwalk, Ohio

          Re: Federal Income Tax Opinion regarding Merger of Independent Community Banc Corp. and First Citizens Banc Corp.

Dear Directors:

         Pursuant to Section 7.02(a) of the Agreement and Plan of Merger (the "Agreement") by and between First Citizens Banc Corp., an Ohio corporation ("First Citizens") and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "Act"), and Independent Community Banc Corp., an Ohio corporation and registered bank holding company under the Act ("ICBC"), we have reviewed the Agreement with a view to expressing our opinion on the federal income tax consequences of the proposed merger between First Citizens and ICBC

         The transaction contemplated by the Agreement is a merger (the "Merger") under the laws of the United States and the State of Ohio of ICBC with and into First Citizens. On the effective date of the Merger, First Citizens will be the surviving corporation and the separate corporation existence of ICBC will cease.

         The authorized capital stock of First Citizens consists solely of First Citizens Common Shares, of which 4,263,400 were issued and outstanding as of November 1, 2001, the date of the Agreement. The authorized capital stock of ICBC consists solely of 1,400,000 ICBC Common Shares, of which 614,281.308 shares were issued and outstanding as of the date of the Agreement. As of the date of the Agreement, 15,160.692 Treasury Shares were held by ICBC or its subsidiaries.

         At the effective time of the Merger, as defined in the Agreement, each ICBC Common Share then issued and outstanding, other than ICBC Common Shares either held in the

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Independent Community Banc Corp.
______________, 2002
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treasury of ICBC or as to which the holder has commenced as of the effective time of the Merger all procedures necessary through the effective time to assert dissenters' rights in accordance with the provisions of Section 1701.85 of the Ohio Revised Code ("Dissenting Shares"), shall be converted into the right to receive 1.7 First Citizens Common Shares, subject to adjustment under certain limited circumstances.

         At the effective time, all the ICBC Common Shares other than Dissenting Shares, whether issued or unissued, including treasury shares, will be, by virtue of the Merger, canceled and extinguished and all rights in respect thereof shall cease to exist. Holders of Dissenting Shares shall, upon the effectiveness of the Merger, with respect to any such Dissenting Shares, have only such rights, if any, as they may have pursuant to Sections 1701.84 and 1701.85 of the Ohio Revised Code, and any amounts required by Section 1701.85 to be paid to any holder of Dissenting Shares shall be paid by First Citizens as the surviving corporation.

         No fractional First Citizens Common Shares will be issued by First Citizens in the Merger. In lieu thereof, each holder of ICBC Common Shares shall receive cash in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the last sale price of First Citizens Common Shares as reported by NASDAQ for the NASDAQ trading day immediately preceding the Effective Date of the Merger.

         Our opinion is based upon the following representations of ICBC or ICBC management with respect to matters pertaining to ICBC or its shareholders, and upon certain assumptions with regard to matters pertaining to First Citizens:

         1. There is a business purpose for the Merger.

         2. The fair market value of First Citizens Common Shares to be received by the shareholders of ICBC will, in each instance, be approximately equal to the fair market value of ICBC Common Shares exchanged therefor.

         3. To the best of the knowledge of the management of ICBC, there is no plan or intention on the part of the shareholders of ICBC to sell, exchange, or otherwise dispose of a number of First Citizens Common Shares received in the transaction that would reduce the ICBC shareholders' ownership of First Citizens to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding ICBC Common Shares as of the same date. For purposes of this representation, ICBC Common Shares surrendered by dissenters or exchanged for cash in lieu of fractional shares of First Citizens Common Shares, will be treated as outstanding ICBC Common Shares on the date of the Merger.

         4. First Citizens has no plan or intention to reacquire any of the First Citizens Common Shares issued in the Merger.

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Independent Community Banc Corp.
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         5. First Citizens has no plan or intention to sell or otherwise dispose of any of the assets of ICBC acquired in the Merger, except for (a) dispositions in the ordinary course of business, (b) transfers described in Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended ("the Code"), or
(c) the merger of Independent Community Bank, a wholly owned subsidiary of ICBC, with and into First Citizens Bank, a wholly owned subsidiary of First Citizens.

         6. The liabilities of ICBC assumed by First Citizens in the Merger and the liabilities to which the transferred assets of ICBC are subject were incurred by ICBC in the ordinary course of its business.

         7. Following the Merger, First Citizens will continue the historic business of ICBC or use a significant portion of ICBC's historic assets in a business.

         8. First Citizens, ICBC and the shareholders of ICBC will pay their respective expenses, if any, incurred in connection with the Merger.

         9. There is no intercorporate indebtedness existing between ICBC and First Citizens that was issued, acquired or will be settled at a discount.

         10. Neither First Citizens nor ICBC is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

         11. The fair market value of the assets of ICBC transferred to First Citizens will equal or exceed the sum of the liabilities assumed by First Citizens plus the amount of liabilities, if any, to which the transferred assets are subject.

         12. None of the compensation received by any shareholder-employee of ICBC will be separate consideration for, or allocable to, any of their ICBC Common Shares; none of the First Citizens Common Shares received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         13. The payment of cash in lieu of fractional First Citizens Common Shares is solely for the purpose of avoiding the expense and inconvenience to First Citizens of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the Merger to the shareholders of ICBC instead of issuing fractional First Citizens Common Shares will not exceed 1% of the total consideration that will be issued in the Merger to the ICBC shareholders in exchange for their ICBC Common Shares.

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Independent Community Banc Corp.
______________, 2002
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                                   DISCUSSION
                                   ----------

         Section 368(a)(1)(A) of the Code defines a tax-free reorganization to include a statutory merger. Since the Merger will be a statutory merger under the laws of the State of Ohio, this statutory requirement is satisfied.

         In addition, certain non-statutory requirements have been imposed by the courts and by the Internal Revenue Service in determining whether reorganizations are in compliance with Section 368 of the Code. These include requirements that there be a business purpose for the reorganization, that there be a continuity of the business enterprise of the acquired corporation, and that the shareholders of all corporate parties to the reorganization emerge with some continuing propriety interest in the entity resulting from the reorganization.
Section 3.02 of Revenue Procedure 77-37, 1977-2 C.B. 568, provides that the continuity of interest requirement is satisfied "if there is a continuing interest through stock ownership in the acquiring or transferee corporation . .
 . . on the part of the former shareholders of the acquired or transferor corporation which is equal in value, as of the effective date of the reorganization, to at least 50% of the value of all of the formerly outstanding stock of the acquired or transferor corporation as of the same date."

         Pursuant to the representations that have been made, it is our opinion that the non-statutory requirements of business purpose and continuity of business enterprise are satisfied. Furthermore, assuming that the value of First Citizens Common Shares to be received by ICBC shareholders in the Merger exceeds the amount of cash paid for fractional shares and cash paid for Dissenting Shares, the continuity of interest requirement will be satisfied in that shareholders of ICBC will receive First Citizens Common Shares equal in value to the ICBC Common Shares exchanged therefor, which will insure that shareholders of ICBC will have a continuing interest through stock ownership in First Citizens which is equal in value to at least 50% of the value of all the formerly outstanding ICBC Common Shares as of the effective date of the Merger.


                                     OPINION
                                     -------

         Therefore, based on the transaction provided for in the Agreement and the representations and assumptions set forth above on which we have relied, we are of the opinion that the federal income tax consequences of the Merger will be follows:

         1. The Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code. ICBC and First Citizens will each be a "party" to the reorganization within the meaning of Section 368(b) of the Code.

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         2. No gain or loss will be recognized by ICBC upon the transfer of its assets to First Citizens in exchange for First Citizens Common Shares and the assumption by First Citizens of the liabilities of ICBC

         3. No gain or loss will be recognized by the shareholders of ICBC who exchange their ICBC Common Shares solely for First Citizens Common Shares, except to the extent of any cash received in lieu of a fractional First Citizens Common Share.

         4. The basis of the First Citizens Common Shares to be received by shareholders of ICBC who receive solely First Citizens Common Shares will be the same as the basis of the ICBC Common Shares surrendered and exchanged therefor (reduced by any amount allocated to a fractional First Citizens Common Share with respect to which cash is received).

         5. The payment of cash in lieu of fractional First Citizens Common Shares will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then redeemed by First Citizens; such cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares redeemed subject to the conditions and limitations of Section 302 of the Code.

         6. The holding period of the First Citizens Common Shares received by shareholders of ICBC will include the holding period of the ICBC Common Shares surrendered in exchange therefor, provided that the ICBC Common Shares was held as capital assets in the hands of the shareholder of ICBC on the effective date of the Merger.

         7. As to any ICBC shareholder who perfects dissenters' rights and receives solely cash in exchange for his or her ICBC Common Shares, such cash will be treated as having been received by such shareholder as a distribution in redemption of his or her stock subject to the provisions of Section 302 of the Code. Where, as a result of such distribution, a shareholder owns no First Citizens Common Shares, either directly or through the application of the constructive ownership rules of Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code, and the cash will be treated as a distribution in full payment in exchange for ICBC Common Shares redeemed as provided in Section 302(a). Gain or loss will be realized and recognized to such shareholder in an amount equal to the difference between the redemption price and the adjusted basis of the ICBC Common Shares surrendered in exchange therefor.

         The forgoing opinion is based on the provisions of the present Code, treasury regulations promulgated thereunder, and judicial and administrative interpretations of the Code. However, an opinion of counsel is not binding on the Internal Revenue Service, and the Internal Revenue Service could disagree with the conclusions reached in this opinion. In the event of such disagreement, there could be no assurance that the Internal Revenue Service would not

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Independent Community Banc Corp.
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prevail in a judicial proceeding, although we believe that the positions expressed in our opinion should prevail if the matter were litigated.


                                       Very truly yours,




                                       Vorys, Sater, Seymour and Pease LLP